Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOUNDBITE COMMUNICATIONS, INC.

FIRST: The name of the corporation is SoundBite Communications, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred (200) shares of Common Stock, par value $0.001 per share.

FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

(A) The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

(B) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Corporation (and any other persons to which the DGCL permits this Corporation to provide indemnification) through bylaw provisions, agreements with such director, officer, employee or other agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable DGCL (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others. Any amendment, repeal or modification of this Article SEVENTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to, any acts or omissions of such director, officer or agent occurring, or any cause of action, suit or claim, that but for this Article SEVENTH could accrue or arise, prior to, such amendment, repeal or modification or adoption of any inconsistent provision.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.